Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

UNIQUE LOGISTICS INTERNATIONAL, INC.

UNIQUE LOGISTICS INTERNATIONAL, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as determined by the Nevada Revised Statutes of the State of Nevada (the “NRS”):

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”) (which authorizes 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which there 130,000 shares are designated Series A Preferred Stock, 870,000 shares are designated Series B Preferred Stock, 200 shares are designated Series C Preferred Stock and the authority vested in the Board, a new series of Preferred Stock be, and hereby is, created (the “Series D Preferred Stock”), and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate of Incorporation and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”), as follows:

SERIES D CONVERTIBLE PREFERRED STOCK

1. Definitions. With respect to the Series D Preferred Stock, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Series D Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Series D Holder will be deemed to be an Affiliate of such Series D Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Amended and Restated Certificate of Incorporation” shall have the meaning set forth in the preamble.

“Attributed Value” shall mean a dollar amount calculated by multiplying the Conversion Shares by the highest price at which shares of Common Stock or Common Stock Equivalents are issued in the Qualified Financing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(ii)(d).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” shall have the meaning set forth in the preamble.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Series D Holders holding a majority of the then-outstanding Series D Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined in good faith by the Board of Directors of the Corporation and the Holders of a majority of the then outstanding shares of Series D Preferred Stock.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(i).

“Conversion Ratio” for each share of Series D Preferred Stock shall be a number of shares of Common Stock equal to 0.0651869% (or up to 12.48% in the aggregate as of the date of this Certificate of Designation) of the Corporation’s Common Stock on a Fully Diluted Basis, subject to adjustment in Section 7.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the provisions of Section 6 hereof.

“Corporation” shall have the meaning set forth in the preamble.

“DWAC Delivery” shall have the meaning set forth in Section 6(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Securities Exchange Agreement by and among the Corporation and the Holder with respect to the Preferred Shares dated as of August 4, 2021, as amended and/or restated from time to time.

“Fully Diluted Basis” means the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

“Fundamental Transaction” shall have the meaning set forth in Section 7(ii).

“Notice of Conversion” shall have the meaning set forth in Section 6(i).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in the preamble.

“Qualified Financing” shall have the meaning set forth in the Exchange Agreement

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series D Holder” means any holder of Series D Preferred Stock.

“Series D Preferred Stock” shall have the meaning set forth in the preamble.

“Series D Preferred Stock Register” shall have the meaning set forth in Section 2(ii).

“Share Delivery Date” shall have the meaning set forth in Section 6(iii)(a).

2. Number and Designation; Assignment.

(i) The number of shares designated as Series D Preferred Stock shall be 200. Such number shall not be subject to increase without the written consent of the Series D Holders holding a majority of the then-issued and outstanding Series D Preferred Stock. Shares of the Series D Preferred Stock will be issued pursuant to the terms of the Exchange Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Exchange Agreement. No additional shares of Series D Preferred Stock will be issued except pursuant to the Exchange Agreement. The Corporation may issue fractional shares of Series D Preferred Stock.

(ii) The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series D Preferred Stock Register”), in the name of the Series D Holders thereof from time to time. The Corporation may deem and treat the registered Series D Holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Series D Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Series D Holder, in each case, within three Business Days.

(iii) No shares of Series D Preferred Stock may be issued except pursuant to the Exchange Agreement without the written consent of the Series D Holders holding a majority of the then issued and outstanding Series D Preferred Stock.

3. Dividends. Series D Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series D Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are specifically declared by the Board of Directors of the Corporation to be payable to the holders of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series D Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence. For so long as any Series D Preferred Stock is outstanding, dividends may not be paid in the form of Common Stock without the written consent of the Series D Holders holding a majority of the then issued and outstanding Series D Preferred Stock.

4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series D Preferred Stock shall have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) disproportionally alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend this Certificate of Designations, (b) amend its certificate of incorporation or other charter documents in any manner that disproportionally adversely affects any rights of the Holders, (c) increase or decrease the number of authorized shares of Series D Preferred Stock or (d) enter into any agreement with respect to any of the foregoing.

5. Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each Series D Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series D Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(ii), subject to the preferential rights of holders of any senior securities of the Corporation.

6. Conversion.

(i) Conversion at Option of Holder. Each share of Series D Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Series D Holder thereof, into a number of shares of Common Stock determined in accordance with the Conversion Ratio calculated on the Conversion Date. Except for a conversion following a Fundamental Transaction or following a notice provided for under Section 7(iv)(b), Series D Holders shall exercise the option to convert by providing the Corporation with a written Notice of Conversion (a “Notice of Conversion”), duly completed and executed. Each Notice of Conversion shall specify the number of shares of Series D Preferred Stock to be converted, the number of shares of Series D Preferred Stock owned prior to the requested conversion, the number of shares of Series D Preferred Stock owned subsequent to the requested conversion and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series D Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Business Day that the Corporation receives the Notice of Conversion. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Series D Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Series D Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Beneficial Ownership Limitation.

(a) Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series D Preferred Stock, and a Series D Holder shall not have the right to convert any portion of its Series D Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Series D Holder (together with such Series D Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Series D Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Series D Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

(b) For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Series D Series D Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock subject to conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series D Preferred Stock beneficially owned by such Series D Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Series D Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

(c) To the extent that the limitation contained in this Section 6(ii) applies, the determination of whether the Series D Preferred Stock may be converted (in relation to other securities owned by the Series D Holder together with any Affiliates) and of which portion of its Series D Preferred Stock may be converted shall be in the sole discretion of the Series D Holder and the submission of a Notice of Conversion shall be deemed to be such Series D Holder’s determination of whether the shares of Series D Preferred Stock may be converted (in relation to other securities owned by such Series D Holder together with any Affiliates) and how many shares of the Series D Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Series D Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Series D Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Series D Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Series D Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series D Preferred Stock, by such Series D Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Series D Holder.

(d) The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion (to the extent permitted pursuant to this Section). The Series D Holder, upon not less than 61 days’ prior notice to the Corporation, may increase (in the event that that the Beneficial Ownership Limitation is subsequently reduced) or decrease the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series D Preferred Stock held by the Series D Holder and the provisions of this Section shall continue to apply. Any such decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Series D Holder. Any such increase will be effective immediately or upon such other date designated by the Series D Holder, with respect to such Series D Holder. The provisions of this Section shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained and the shares of Common Stock underlying the Series D Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Series D Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. If the application of the Beneficial Ownership Limitation would prevent the issuance of Common Stock or Common Stock Equivalent to Holder, then such right to receive Common Stock or Common Stock Equivalent will be held in abeyance until Holder notifies the Corporation that such shares of Common Stock or Common Stock Equivalent may be delivered without violating the Beneficial Ownership Limitation.

(e)  The Beneficial Ownership Limitation provisions of this Section 6(ii) may be waived at the election of any Series D Holder upon not less than 61 days’ prior written notice to the Corporation. Any such waiver will not be effective and the provisions of this Section 6(ii) shall continue to apply until the 61st day (or later, if stated in the notice) after such notice of waiver is delivered to the Corporation.

(iii) Mechanics of Conversion.

(a) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than two Business Days after the applicable Conversion Date (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Series D Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Preferred Stock or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Series D Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Series D Holder by the Share Delivery Date, the applicable Series D Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Series D Holder any original Series D Preferred Stock certificate delivered to the Corporation and such Series D Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Series D Holder through the DWAC system, representing the shares of Series D Preferred Stock unsuccessfully tendered for conversion to the Corporation. The Series D Holder shall not be required to surrender the original certificates representing the share(s) of Series D Preferred Stock being converted.

(b) Obligation Absolute. Subject to Section 6(ii) hereof and subject to a Series D Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Series D Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Series D Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Series D Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Series D Holder in connection with the issuance of such Conversion Shares. Subject to the Beneficial Ownership Limitation herein and subject to a Series D Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, in the event a Series D Holder shall elect to convert any or all of its Series D Preferred Stock, the Corporation may not refuse conversion based on any claim that such Series D Holder or any one Person associated or affiliated with such Series D Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Series D Holder, restraining and/or enjoining conversion of all or part of the Series D Preferred Stock of such Series D Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Series D Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series D Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Series D Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to the Beneficial Ownership Limitation herein and subject to Series D Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Series D Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(iii)(a) on or prior to the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Series D Holder to the Corporation), then, unless the Series D Holder has rescinded the applicable Conversion Notice pursuant to Section 6(iii)(a) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Series D Holder an amount payable in cash equal to two percent (2%) of the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) the Attributed Value and (z) the number of Business Days actually lapsed after such Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered. Nothing herein shall limit a Series D Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Series D Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Series D Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Series D Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Series D Holders, not less than one hundred and fifty percent (150%) of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Preferred Stock without taking into account any Beneficial Ownership Limitation. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series D Preferred Stock. As to any fraction of a share which a Series D Holder would otherwise be entitled to receive upon such conversion, such fraction shall be rounded up or down to the next whole share.

(e) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Series D Preferred Stock shall be made without charge to any Series D Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Series D Holder(s) of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion and provide, at its own expense, any legal opinion requested by the Corporation’s transfer agent or other person in connection with such conversion.

(f) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6 in the form required by Section 6, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then as such Holder’s partial remedy against the Corporation and the Corporation’s partial liability in respect of such Buy-In, the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series D Preferred Stock equal to the number of shares of Series D Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series D Preferred Stock as required pursuant to the terms hereof.

(iv) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series D Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Series D Holder’s rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock, the right to rescind such conversion as set forth in Section 6 above, and to any remedies provided herein or otherwise available at law or in equity to such Series D Holder because of a failure by the Corporation to comply with the terms herein. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Preferred Stock.

7.  Certain Adjustments.

(i) Stock Dividends; and Stock Splits. If the Corporation, at any time while this Series C Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series C Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues in the event of a reclassification of shares of Common Stock any shares of capital stock of the Corporation, the number of Conversion Shares issuable shall be automatically adjusted to maintain the Conversion Ratio. Any adjustment made pursuant to this Section 7(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) Dilutive Issuances. Prior to an Anti-Dilution Termination Event, in order to maintain the Conversion Ratio the Fully Diluted Basis shall be calculated as of the Conversion Date and after an Anti-Dilution Termination Event the Conversion Ratio will be set to the Fully Diluted Basis as of the moment AFTER the Anti-Dilution Termination Event without any further adjustments for any subsequent issuance of Common Stock or Common Stock Equivalents by the Corporation after the Anti-Dilution Termination Event. As used herein an “Anti-Dilution Termination Event” shall mean the earlier of (i) September 30, 2022, or (ii) the closing of the Qualified Financing. For the avoidance of doubt, if any Series C Preferred Stock has not been converted prior to or on the Anti-Dilution Termination Event, such Series C Preferred Stock will, upon conversion, be entitled to only those adjustments pursuant to Section 7(i) and such shares will not be subject to any further adjustment for any subsequent issuance of Common Stock or Common Stock Equivalent by the Corporation.

(iii) Fundamental Transaction. If, at any time while this Series D Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(i) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Preferred Stock the Series D Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Series D Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file an amendment to this Amended and Restated Certificate of Incorporation or separate certificate of designation with the same terms and conditions and issue to the Series D Holders new preferred stock consistent with the foregoing provisions and evidencing the Series D Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(ii) and insuring that the Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Series D Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(iv) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(i) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series D Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(v) Pro Rata Distributions. The Corporation, at any time while the Series D Preferred Stock is outstanding, shall include Holders, on an as-if-converted-to-Common-Stock basis, in all distributions of any kind (including cash and cash dividends) issued to all holders of Common Stock.

(vi) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(vii) Notice to Holders.

(a) Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Series D Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(b) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Preferred Stock, and shall cause to be delivered to each Series D Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

8. Miscellaneous.

(i) Notices. Any and all notices or other communications or deliveries to be provided by the Series D Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 154-09 16th Ave., Unit 3-B, Jamaica, NY 11434, email: s.ray@unique-usa.com, or such other email number or address as the Corporation may specify for such purposes by notice to the Series D Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Series D Holder at the email number or address of such Series D Holder appearing on the books of the Corporation, or if no such email number or address appears on the books of the Corporation, at the principal place of business of such Series D Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(ii) Lost or Mutilated Series D Preferred Stock Certificate. If a Series D Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(iii) Status of Converted Series D Preferred Stock. If any shares of Series D Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series D Preferred Stock.

(iv) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Tender Agreement, the Exchange Agreement and any other agreement delivered or entered into in connection therewith (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(v) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. This Certificate of Designation may not be amended without the consent of the Holders of the Series C Preferred Stock.

(vi) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(vii) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(viii) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(ix) Redemption. The Corporation shall have no right to require a Holder of Series D Preferred Stock to surrender such Series D Preferred Stock for redemption.

(x) Effective Date. The effective date of this Certificate of Designations shall be [RC], 2021.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by [name], its [title] this [__] day of [__], 2021.

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:	/s/ [Name]
[Name]

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